                                                                    Exhibit 12.2

                           FEDERAL-MOGUL CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                  (unaudited)
                         (In thousands except ratios)

                                         Three months
                                            ended                     Year ended December 31,
                                          March 31,     ----------------------------------------------------
                                             1998         1997       1996       1995       1994       1993
                                         ------------     ----       ----       ----       ----       ----
Fixed charges:
  Interest expense                         $15,500      $ 32,000   $  42,600   $37,300   $ 21,200   $ 25,900
  Distributions on preferred stock           2,510        10,450      16,336    16,714     17,182     15,410
  Estimated interest portion of rents        5,363         9,700      11,267    11,333      8,300      7,033
  Amortization of debt issuance expense        200         1,288       1,827     1,803      1,053      1,090
                                           -------      --------   ---------   -------   --------   --------
    Total fixed charges                    $23,573      $ 53,438   $  72,030   $67,150   $ 47,735   $ 49,433

Earnings:
  Earnings before fixed charges            $ 1,600      $ 99,500   $(228,700)  $(3,300)  $102,100   $ 57,600
  Fixed charges                             23,573        53,438      72,030    67,150     47,735     49,433
                                           -------      --------   ---------   -------   --------   --------
    Adjusted earnings                      $25,173      $152,938   $(156,670)  $63,850   $149,835   $107,033

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends                  1.068         2.862      (2.175)    0.951      3.139      2.165
                                           =======      ========   =========   =======   ========   ========